 NEWS RELEASE

For Immediate Release
November 10, 2009

Canwest Limited Partnership and its senior lenders continue discussions relating to a potential financial restructuring

WINNIPEG – Canwest Global Communications Corp. (“Canwest”) announced today that its subsidiary, Canwest Limited Partnership (“Canwest LP”), and its lenders under its senior secured credit facilities, continue discussions regarding the framework for a potential financial restructuring.

As previously announced on September 10, 2009, Canwest LP and its senior lenders had entered into a forbearance agreement under which, the senior lenders had agreed not to enforce their rights under the senior secured credit facilities arising from Canwest LP’s previously announced defaults prior to October 31, 2009.

On October 30, 2009, Canwest LP and its senior lenders agreed to extend this forbearance date to November 9, 2009. Canwest LP and its senior lenders are in discussions regarding a further extension of the forbearance period.

Canwest LP owns and operates 12 daily newspapers, 23 community newspapers, more than 80 online operations as well as other publications and national services and owns the National Post.

Forward Looking Statements:
This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions. These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions. The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate. As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize. Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the three and nine months ended May 31, 2009. Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com) is Canada’s largest media company. In addition to owning the Global Television Network, operating 18 industry-leading specialty channels and having ownership in 5 specialty channels, Canwest is Canada’s largest publisher of English language paid daily newspapers and owns and operates more than 80 online properties.

For further information:

Media Contact:
John Douglas, Senior Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com